77O

Guardian Mid Cap Relative Value VIP Fund
N-SAR for the period ended 06/30/2017

Security Purchased
Cusip
Purchase/
Trade
Date
 Size (Shr) of Offering
Offering
Price of
Shares
Total ($) Amt
of Offering
 Amt of
shares Purch
by Fund
% of Offering
Purchased by
Fund
% of Funds
Total Assets
Brokers
Purchased From
Invitation Homes Inc
46187W107
2/1/2017

77,000,000
$20.0
$1,540,000,000

6,792
0.009%
0.84%
Deutsche Bank, JP Morgan,
Bank of America, Goldman
Sach, Wells Fargo, Credit
Suisse, Morgan Stanley, RBC
Capital, BlackStone, BTIG,
Evercore Group, FBR Capital
Markets, JMP Securities, Keefe
Bruyette, Raymond James,
Siebert, Zelman Partners LLC
Deutsche Bank
Arch Capital Group
G0450A105
6/8/2017

6,381,410
$92.50
$590,280,425

183
0.003%
0.08%
Barclays, Wells Fargo Securities
Barclays